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                                                                  EXHIBIT 10.8.1

                                             Confidential Treatment Requested by
                                              Avistar Communications Corporation


                MODIFICATION #5 TO PREFERRED SUPPLIER AGREEMENT
                       DATED JUNE 24, 1997 ("AGREEMENT").
       Effective Date of Modification June 27, 2000 ("Modification Date").

The parties hereby agree that as of the Modification Date, certain terms and conditions of the Agreement, as expressly modified below, shall apply and that this Modification #5 shall take precedence over the terms contained in the Agreement and any prior modifications:

1. NEW ORDER: In conjunction with execution of this Modification #5, an Avistar purchase order will be placed for an additional * (or, as applicable pursuant to Section 8, * Codec units) ("New Order"). The unit price for each Codec on the New Order shall be * plus a per unit maintenance fee of *, for a total of purchase price per unit of *. The per unit maintenance fee shall replace the annual maintenance fee set forth in the Agreement, Section 3.4(b).

2. PAYMENT TERMS FOR NEW ORDER: Payment terms extended to Avistar for the New Order shall be strictly adhered to. Payment terms for all deliveries under the New Order shall be * from shipment and Avistar's receipt of invoice.

3. DELIVERY OF NEW ORDER: Codec units will be shipped in accordance with the following estimated delivery schedule, as updated from time to time by Avistar. Unless otherwise mutually agreed in writing, Tandberg will ship all Codec units under this New Order by no later than *:

# OF UNITS OF THE * TO BE SHIPPED         EXT. SHIP DATE
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
*                                         *


4. MAINTENANCE AND WARRANTY FOR NEW ORDER: All Codec units delivered pursuant to this Modification #5 shall be subject to a * warranty and maintenance support period from shipment ("Term"). Maintenance services shall be as described in the Agreement, including all software upgrades (not deemed to be products in their own right) issued during the Term.

5. ADDITIONAL ORDERS FOR MODEL * CODECS: Avistar acknowledges that Tandberg wishes to cease normal production cycles for the Tandberg * Codec and has provided Avistar a proposal for an enhanced replacement version as further described in Section 6 below. The parties agree that in the event Avistar wishes to continue purchasing additional * Codec units, Tandberg will manufacture them for Avistar until the end of the *, at the prices indicated in Section 1 above, provided that Avistar provides Tandberg with
     (i) a * lead-time from order placement to delivery; and (ii) a minimum order of * units.

6. ENHANCED REPLACEMENT *: Tandberg has suggested it's * as alternative replacement Codecs to Avistar in place of the * codecs. The * will be available for delivery by no later than *. The functionality of the * shall have no less than the functionality and features of the * Codec at a price not to exceed * (including maintenance). A * will also be available to Avistar at a price not to exceed * (including maintenance). The parties will negotiate in good faith the prices for the Enhanced Codecs beginning in * based on order quantity, etc.

7. TESTING UNITS: To facilitate the testing and development effort required to ensure Avistar's ability to use the * units proposed by Tandberg, Tandberg will, at Avistar's request, provide Avistar up to * loaner units of each model of Codec for development and testing purposes. These test units will either become part of the first order for * units, or will be returned to Tandberg by *. In the case of * units, the parties may mutually agree to
     (i) an extension to the loaner term for these units if Avistar is required to provide support for the * (ii) Avistar's return of * of it's existing
     * units in exchange for the * units.

8. INTERIM SUBSTITUTION OF * CODEC: Tandberg may, at its discretion, ship * Codecs to fulfill this Order provided that (i) the * software is installed to ensure compatibility with the Avistar System and that the Codec is 'packaged in such a way so as not to expressly indicate it is not a * unit. In the event *, Avistar will ensure that the * capabilities are not utilized without first paying Tandberg a * upgrade fee.

9. ADDITIONAL PRODUCTS, PACKAGING AND SHIP-TO LOCATIONS: At Avistar's request, Tandberg agrees to package the Codec in a bundle to include certain additional hardware and cables consistent with the Bill-of-Material options attached hereto as Exhibit 1 ("Avistar BOM"). Certain Avistar BOM options include * units at * per unit. The prices for the additional components of the Avistar BOM are detailed on Exhibit 1. When ordered separately from Codec units, the * units must be ordered in minimum increments of * units. At no additional charge to Avistar, bundled shipments in minimum increments of * units, will be sent to one of the following two Avistar Locations, as specified by Avistar:

          US:   992 SAN ANTONIO ROAD, PALO ALTO -- CA
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          UK:   TO BE PROVIDED
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Except as expressly modified by this Modification #5, all terms and conditions of the Agreement shall remain in full force and effect until December 31, 2001. The parties agree that this Modification #5 may be executed via facsimile and that it shall be considered equivalent to an executed original when signed (via facsimile) by both parties; nevertheless, any one of the parties may require the follow-up exchange of originals in hardcopy by so requesting in writing within five (5) days of facsimile execution.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS MODIFICATION #5 TO BE EXECUTED BY THEIR AUTHORIZED REPRESENTATIVES:

AVISTAR SYSTEMS CORPORATION                                        TANDBERG INC.



By:
   --------------------------------------    -----------------------------------
Printed Name/Title: Rima Vanhill,            Printed Name/Title:
                    Director of Contracts

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* Confidential portions omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.